Exhibit 10.4

INDEMNITY AGREEMENT

THIS INDEMNITY AGREEMENT (“Agreement”) is made and entered into as of this _______ day of ________, 2017, by and between The Manitowoc Company, Inc., a Wisconsin corporation (“Company”), and ____________________, an Officer of the Company and/or one of its subsidiaries (“Executive”).  Capitalized terms used in this Agreement and not otherwise defined in the text of this Agreement or in Paragraph 16 hereof, shall have the meaning ascribed to them in Section 180.0850 of the Statute.

R E C I T A L S:

A. The Statute provides Directors and Officers with certain more expanded rights to indemnification than previously provided by the Company.

B. Section 180.0858 of the Statute provides that Directors and Officers may be granted rights in addition to those provided in the Statute pursuant to a written agreement between a Director and Officer and the Company.

C. In order to conform the indemnification rights of the Directors and Officers with those set forth in the Statute and to otherwise provide the Executive with the most comprehensive personal liability protection presently allowed under Wisconsin law, the company has deemed it appropriate to enter into this Agreement with the Executive.

D. The Executive desires to continue to serve as a Officer of the Company and/or one more of its subsidiaries; provided, however, that the Executive is furnished with the personal liability protections set forth hereinafter.

A G R E E M E N T S:

In consideration of the promises, mutual covenants and agreements of the Company and the Executive contained in this Agreement and the mutual benefits to be derived therefrom, the Company and the Executive, intending to be legally bound, hereby covenant and agree as follows:

1.Agreement to Serve.  The Executive agrees to continue to serve the Company as a Officer of the Company and/or one or more of its subsidiaries in consideration of the personal liability protections granted by the Company to the Executive herein; provided, however, that nothing contained in this Agreement shall constitute a contract of employment between the Company and the Executive.

2.Mandatory Indemnification.  The Company shall indemnify the Executive, to the fullest extent permitted or required by the Statute, against all Liabilities incurred by the

Executive in a Proceeding in which the Executive is a Party because the Executive is a Officer of the Company and/or one or more of its subsidiaries.

3.Procedural Requirements.

(a)

If the Executive seeks indemnification under Paragraph 2, the Executive shall make a written request therefor to the Company.  Subject to Paragraph 3(b), within sixty days of the Company’s receipt of such request, the Company shall pay or reimburse the Executive for the entire amount of Liabilities incurred thereby in connection with the subject Proceeding (net of any Expenses previously advanced pursuant to Paragraph 5).

(b)

No indemnification shall be required to be paid by the Company pursuant to Paragraph 2 if, within such sixty-day period, (i) a Disinterested Quorum, by a majority vote thereof, determines that the Executive engaged in misconduct constituting a Breach of Duty; or (ii) a Disinterested Quorum cannot be obtained.

(c)

In either case of nonpayment pursuant to Paragraph 3(b), the Board shall immediately authorize by resolution that an Authority, as provided in Paragraph 4, determine whether the Executive’s conduct constituted a Breach of Duty and, therefore, whether indemnification should be denied hereunder.

(d)

(i) If the Board does not authorize an Authority to determine the Executive’s right to indemnification hereunder within such sixty-day period and/or (ii) if indemnification of the requested amount of Liabilities is paid by the Company, then it shall be conclusively presumed for all purposes that a Disinterested Quorum has affirmatively determined that the Executive did not engage in misconduct constituting a Breach of Duty and, in the case of subparagraph (i) above (but not subparagraph (ii)), indemnification by the company of the requested amount of Liability shall be paid to the Executive immediately.

4.Determination of Indemnification.

(a)

If the Board authorizes an Authority to determine the Executive’s right to indemnification pursuant to Paragraph 3, then the Executive shall have the absolute discretionary authority to select one of the following as such Authority:

(i)

An independent legal counsel; provided, that such counsel shall be mutually selected by the Executive and by a majority vote of a Disinterested Quorum or, if a Disinterested Quorum cannot be obtained, then by a majority vote of the Board;

(ii)

A panel of three arbitrators selected from the panels of arbitrators of the American Arbitration Association in Milwaukee, Wisconsin; provided, that (A) one arbitrator shall be selected by the Executive, the second arbitrator shall be selected by a majority vote of a Disinterested Quorum or, if a

Disinterested Quorum cannot be obtained, then by a majority vote of the Board, and the third arbitrator shall be selected by the two previously selected arbitrators; and (B) in all other respects, such panel shall be governed by the American arbitration Association’s then existing Commercial Arbitration Rules; or

(iii)	A court pursuant to and in accordance with Section 180.0854 of the Statute.

(b)

In any such determination by the selected Authority there shall exist a rebuttable presumption that the Executive’s conduct did not constitute a Breach of Duty and that indemnification against the requested amount of Liabilities is required.  The burden of rebutting such a presumption by clear and convincing evidence shall be on the Company or such other party asserting that such indemnification should not be allowed.

(c)	The Authority shall make its determination within sixty days of being selected and shall submit a written opinion of its conclusion simultaneously to both the company and the Executive.

(d)

If the Authority determines that indemnification is required hereunder, the Company shall pay the entire requested amount of Liabilities (net of any Expenses previously advanced pursuant to Paragraph 5), including interest thereon at a reasonable rate, as determined by the Authority, within ten days of receipt of the Authority’s opinion, provided, that, if it is determined by the Authority that the Executive is entitled to indemnification as to some claims, issues or matters, but not as to other claims, issues or matters, involved in the subject Proceeding, the Company shall be required to pay (as set forth above) only the amount of such requested Liabilities as the Authority shall deem appropriate in light of all of the circumstances of such Proceeding.

(e)

The determination by the Authority that indemnification of the Executive is required hereunder shall be binding upon the Company regardless of any prior determination that the Executive engaged in a Breach of Duty.

(f)

All Expenses incurred in the determination process under this Paragraph 4 by either the Company or the Executive, including, without limitation, all Expenses of the selected Authority, shall be paid by the Company.

5.	Mandatory Allowance of Expenses.

(a)

The Company shall pay or reimburse, within ten days after the receipt of the Executive’s written request therefore, the reasonable Expenses of the Executive as such Expenses are incurred; provided, the following conditions are satisfied:

(i)

The Executive furnishes to the Company an executed written certificate affirming the Executive’s good faith belief that the Executive has not engaged in misconduct which constitutes a Breach of Duty; and

(ii)

The Executive furnishes to the company an unsecured executed written agreement to repay any advances made under this Paragraph 5 if it is ultimately determined by an Authority that the Executive is not entitled to be indemnified by the Company for such Expenses pursuant to Paragraph 4.

(b)	If the Executive must repay any previously advanced Expenses pursuant to this Paragraph 5, the Executive shall not be required to pay interest on such amounts.

6.Insurance.  The Company may purchase and maintain insurance on behalf of the Executive against any Liability asserted against or incurred by the Executive because the Executive is a Officer of the Company and/or one or more of its subsidiaries, regardless of whether the Company is required or permitted to indemnify against Liabilities or allow Expenses to the Executive hereunder.

7.Notice to the Company.  The Executive shall promptly notify the Company in writing when the Executive has actual knowledge of a Proceeding which may result in a claim of indemnification or advancement of Expenses hereunder, but the failure to do so shall not relieve the Company of any liability to the Executive under this Agreement unless the Company shall have been irreparably prejudiced by such failure (as determined by an Authority selected pursuant to Paragraph 4(a)).

8.Severability. If any provision of this Agreement shall be deemed invalid or inoperative, or if a court of competent jurisdiction determines that any of the provisions of this Agreement contravene public policy, this Agreement shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such provisions which are invalid or inoperative or which contravene public policy shall be deemed, without further action or deed by or on behalf of the Company or the Executive, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable.

9.Nonexculsivity of Agreement.  The rights of the Executive granted hereunder shall not be deemed exclusive of any other rights to indemnification against Liabilities or to the allowance of Expenses to which the Executive may be entitled under any charter or bylaw provision, written agreement, Board resolution, vote of shareholders of the Company or otherwise, including, without limitation, under the Statue.

10.Continuation of Rights and Obligations.  The terms and provisions of this Agreement shall continue in full force and effect subsequent to the time when the Executive ceases to be a Officer of the Company and its subsidiaries.  All obligations of the Company to indemnify against Liabilities and allow Expenses to the Executive hereunder shall continue in full force and effect despite any subsequent amendment or modification of the Company’s Articles of Incorporation or bylaws and such obligations shall not be adversely affected or in any way limited by any such amendment or modification, any Board resolution, vote of shareholders of the Company or by any other corporate action, other than as set forth herein.

11.Assignment; Amendment.

(a)

This Agreement shall not be assigned by the company or the Executive without the written consent of the other and any attempt at assignment without such written consent shall be null and void; provided, however, that the Company may freely assign its obligations under this Agreement to any Affiliate for whom the Executive is serving as an Officer thereof, but such assignment shall not release the Company from its obligations hereunder.

(b)	Except as set forth in Paragraph 8, this Agreement may only be amended, modified or supplemented by the written agreement of the Company and Executive.

12.Governing Law.  This Agreement shall be construed and interpreted according to the internal laws of the State of Wisconsin.

13.Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.Headings.  The headings used in this Agreement are inserted for convenience only and shall not constitute a part of this Agreement.

15.Notices.  All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or when mailed by United States certified or registered mail with postage prepaid addressed as follows:

(a)

If to the Executive, to the address set forth by the Executive on the signature page of this Agreement or to such other person or address which the Executive shall furnish to the Company in writing pursuant to the above.

(b)

If to the Company, to the attention of the General Counsel and Secretary at the address set forth on the signature page of this Agreement or to such other person or address as the Company shall furnish to the Executive in writing pursuant to the above.

16.Certain Definitions.  The following terms (including any plural forms thereof) as used in this Agreement shall be defined as follows:

(a)

“Affiliate” shall include, without limitation, any corporation, partnership, joint venture, employee benefit plan, trust or other enterprise that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Company.

(b)	“Authority” shall mean the entity selected by the Executive to determine the Executive’s right to indemnification pursuant to Paragraph 4.

(c)	“Board” shall mean the entire then elected and serving board of directors of the Company, including all members thereof who are Parties to the subject Proceeding or any related Proceeding.

(d)

“Breach of Duty” shall mean the Executive breached or failed to perform the Executive’s duties to the Company and such breach of or failure to perform those duties is determined, in accordance with Paragraph 4, to constitute misconduct under Section 180.0851(2) (a) 1, 2, 3, or 4 of the Statute.

(e)

“Corporation,” as defined in the Statute and incorporated by reference into the definitions of certain of the capitalized terms used in this Agreement, shall mean the Company and the term “Company,” as previously defined herein, shall include, without limitation, any successor corporation or entity to the Company by way of merger, consolidation or acquisition of all or substantially all of the capital stock or assets of the Company.

(f)

“Director or Officer” shall have the meaning set forth in the Statute; provided, that, for purposes of this Agreement, it shall be conclusively presumed that if the Executive serves as a director, officer, partner, trustee, member of any governing or decision-making committee, employee or agent of an Affiliate, the Executive shall be so serving at the request of the Company.

(g)	“Disinterested Quorum” shall mean a quorum of the Board who are not Parties to the subject Proceeding or any related Proceeding.

(h)

“Party” shall have the meaning set forth in the Statute; provided, that, for purpose of this Agreement, the term “Party” shall also include the Executive if the Executive is or was a witness in a Proceeding at a time when the Executive has not otherwise been formally named as Party thereto.

(i)

“Proceeding” shall have the meaning set forth in the Statue; provided, that, for purposes of this Agreement, the term “Proceeding” shall also include all Proceedings (i) brought under (in whole or in part) the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, their respective state counterparts, and/or any rule or regulation promulgated under any of the foregoing; (ii) brought before an Authority or otherwise to enforce rights hereunder; (iii) any appeal from a Proceeding; and (iv) any Proceeding in which the Executive is a plaintiff or petitioner because the Executive is a Director or

Officer; provided, however, that any such Proceeding under this clause (v) must be authorized by a majority vote of a Disinterested Quorum.

(j)

“Statute” shall mean Sections 180.0850 through 180.0859, inclusive, of the Wisconsin Business Corporation Law, Chapter 180 of the Wisconsin Statutes, as the same shall then be in effect, including any amendments thereto, but, in the case of any such amendment, only to the extent such amendment permits or requires the Company provide broader indemnification rights than the Statute permitted or required the Company to provide prior to such amendment.

IN WITNESS WHEREOF, the Company and the Executive have caused this Agreement to be duly executed as of the day and year first above written.

THE MANITOWOC COMPANY, INC.

(“Company”)

2400 S. 44th Street

P.O. Box 66

Manitowoc, Wisconsin 54220

By:_______________________________

Barry Pennypacker

President and CEO

EXECUTIVE:

_______________________________

[Name]

_______________________________

Address

________________________________

City, State